UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                  NEWCOM, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  651093-10-6
                                 (CUSIP Number)

                               December 1, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 2 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 P.R.I.F., L.P.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[X]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        514, 852
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 3 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 H.B. and Co., Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        514,852
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 4 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Henry Brachfeld
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        514,852
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 5 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Lilian Brachfeld
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     -0-
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -


                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 6 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Excalibur Limited Partnership
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[X]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        348,515
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 7 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Excalibur Capital Management, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        348,515
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 8 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 William S. Hechter
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        348,515
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     863,367
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 863,367
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.5%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 9 OF 16 PAGES


Item 1.           Name and Address of Issuer:

                  NewCom, Inc.
                  31166 Via Colinas
                  Westlake Village, California  91326

Item 2.           (a)      Names of Filing Persons:

                           P.R.I.F., L.P. ("P.R.I.F.")
                           H.B. and Co., Inc. ("HBCI")
                           Henry Brachfeld ("Mr. Brachfeld")
                           Lilian Brachfeld ("Mrs. Brachfeld")
                           Excalibur Limited Partnership ("Excalibur")
                           Excalibur Capital Management, Inc. ("ECMI")
                           William S. Hechter ("Mr. Hechter")

                  (b)      Address of Principal Business Office:

                           P.R.I.F., HBCI, Mr. Brachfeld and Mrs. Brachfeld:

                           175 Bloor Street East
                           South Tower
                           7th Floor
                           Toronto, Ontario M4W 3R8
                           Canada

                           Excalibur, ECMI and Mr. Hechter:

                           205 Venta Drive
                           Toronto, Ontario M5P 3A1
                           Canada

                   (c)     Place of Organization or Citizenship:

                           P.R.I.F.:       an Ontario, Canada
                                           limited partnership

                           HBCI:           an Ontario, Canada
                                           corporation

                           Mr. Brachfeld:  a citizen of the United States

                           Mrs. Brachfeld: a citizen of Canada

                           Excalibur:      an Ontario, Canada
                                           limited partnership

                           ECMI:           an Ontario, Canada
                                           corporation

                           Mr. Hechter:    a citizen of Canada

                   (d)     Title of Class of Securities:

                           Common Stock, $.001 par value

                   (e)     CUSIP Number:

                           651093-10-6


Item 3. This statement is filed pursuant to Rule 13d-1(c) by P.R.I.F., HBCI, Mr. Brachfeld, Mrs. Brachfeld,
                  Excalibur, ECMI and Mr. Hechter.


Item 4.           Ownership:

                  (a)    Amount Beneficially Owned by Filing Persons:

                         P.R.I.F.        863,367
                         HBCI            863,367
                         Mr. Brachfeld   863,367
                         Excalibur       863,367
                         ECMI            863,367
                         Mr. Hechter     863,367

                  (b)    Percent of Class:

                         P.R.I.F.        7.5%
                         HBCI            7.5%
                         Mr. Brachfeld   7.5%
                         Excalibur       7.5%
                         ECMI            7.5%
                         Mr. Hechter     7.5%

                  (c)    Number of Shares as to which the Filing
                         Person has:

                         (i)     Sole power to vote or to direct the
                                 vote

                                 P.R.I.F.        0
                                 HBCI            0
                                 Mr. Brachfeld   0
                                 Excalibur       0
                                 ECMI            0
                                 Mr. Hechter     0

                         (ii)    Shared power to vote or to
                                 direct the vote

                                 P.R.I.F.        514,852
                                 HBCI            514,852
                                 Mr. Brachfeld   514,852
                                 Excalibur       348,515
                                 ECMI            348,515
                                 Mr. Hechter     348,515


                         (iii)   Sole power to dispose or to
                                 direct the disposition of

                                 P.R.I.F.        0
                                 HBCI            0
                                 Mr. Brachfeld   0
                                 Excalibur       0
                                 ECMI            0
                                 Mr. Hechter     0

                         (iv)    Shared power to dispose or to
                                 direct the disposition of

                                 P.R.I.F.        863,367
                                 HBCI            863,367
                                 Mr. Brachfeld   863,367
                                 Excalibur       863,367
                                 ECMI            863,367
                                 Mr. Hechter     863,367

                  (d)    Mrs. Brachfeld is the sole stockholder of HBCI and
				 the wife of Mr. Brachfeld.  By reason of such status,
				 Mrs. Brachfeld may be deemed to beneficially own the
				 shares of Common Stock beneficially owned by HBCI and
				 Mr. Brachfeld.  Mrs. Brachfeld disclaims beneficial
				 ownership of all such shares pursuant to Rule 13d-4
				 promulgated under the Securities Exchange Act of
				 1934, as amended.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     1. Joint Filing Agreement, dated December 10, 1998, among P.R.I.F., HBCI, Mr. Brachfeld, Mrs. Brachfeld, Excalibur, ECMI and Mr.
		Hechter.


                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 13 OF 16 PAGES


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                P.R.I.F., L.P.

                                By:  H.B. and Co., Inc.,
                                        General Partner



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President
Dated:  December 10, 1998


                                H.B. AND CO., INC.



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President
Dated:  December 10, 1998




                                   /s/ Henry Brachfeld
                                     Henry Brachfeld
Dated:  December 10, 1998




                                   /s/ Lilian Brachfeld
                                     Lilian Brachfeld
Dated:  December 10, 1998


                                EXCALIBUR LIMITED PARTNERSHIP

                                By:  Excalibur Capital Management, Inc.,
                                        General Partner



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director
Dated:  December 10, 1998



                                EXCALIBUR CAPITAL MANAGEMENT, INC.



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director
Dated:  December 10, 1998




                                   /s/ William S. Hechter
                                     William S. Hechter
Dated:  December 10, 1998


                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 15 OF 16 PAGES

                                                            Exhibit 1
                                                            ---------

                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership of the undersigned of shares of common stock of NewCom, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  December 10, 1998

                                P.R.I.F., L.P.

                                By:  H.B. and Co., Inc.,
                                        General Partner



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President



                                H.B. AND CO., INC.



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President




                                   /s/ Henry Brachfeld
                                     Henry Brachfeld




                                   /s/ Lilian Brachfeld
                                     Lilian Brachfeld



                                EXCALIBUR LIMITED PARTNERSHIP

                                By:  Excalibur Capital Management, Inc.,
                                        General Partner



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director


                                EXCALIBUR CAPITAL MANAGEMENT, INC.



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director




                                   /s/ William S. Hechter
                                     William S. Hechter